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                                  EXHIBIT 99.1

                               JOINT NEWS RELEASE

For immediate release

Trading symbols: TSE NYSE - GLG         VSE - MSR                August 17, 1998
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                    GLAMIS GOLD TO ACQUIRE MAR-WEST RESOURCES

August 17, 1998, Reno, Nevada & Vancouver, BC, Canada --- Glamis Gold Ltd. (NYSE:GLG) "Glamis" and Mar-West Resource Ltd. (VSE:MSR) "Mar-West" announced today they have entered into an agreement whereby Glamis will acquire all of the issued and outstanding shares of Mar-West pursuant to a plan of arrangement. The merger will bring together Mar-West's experienced exploration team and its excellent portfolio of mineral properties with Glamis' experienced production team and its ability to raise production financing. This will result in a stronger, more rounded organization that will be capable of carrying those of Mar-West's mineral properties which merit it, through the exploration stage to production, thereby benefiting both Mar-West and Glamis shareholders.

Under the terms of the agreement, each individual Mar-West shareholder will be entitled to elect to receive, in exchange for each two common shares of Mar-West held, either one common share of Glamis stock or 0.8 of a common share of Glamis and CDN$0.96. The plan of arrangement is subject to a number of conditions including the finalization of formal documentation, receipt by Mar-West directors of a fairness opinion regarding the transaction, approval of the British Columbia Supreme Court, the approval of 3/4 of the shareholders of Mar-West voting at the meeting to approve the plan of arrangement and the receipt by each of Glamis and Mar-West of regulatory approval.

"We are extremely pleased that we have been able to come to an agreement with the management of Mar-West Resources," said C. Kevin McArthur, President and CEO of Glamis Gold. "The company's portfolio of properties is quite impressive and puts Glamis in a markedly stronger position to achieve its goal of continued growth in a low-cost gold production."

Mar-West is an exploration company holding in its portfolio 100 percent of the San Martin Gold Project, located in central Honduras. The Sinter zone on this property contains a recoverable gold resource of 600,000 ounces in an open pit, heap leachable configuration. Glamis is confident that they can convert these ounces to the proven and probable category quickly. Further, the newly discovered Palo Alto and Palo Ralo Zones have the potential to significantly increase the gold resource on the property. Mr. McArthur said, "this property is particularly well suited for Glamis' operation style. We anticipate being able to bring San Martin into production in the next couple of years at a low cash cost with a minimum capital investment."

Mar-West holds other properties including its 100 percent owned Cerro Blanco Project in Guatemala, featuring a recent drill hold showing 1.68g/t (0.05 opt) gold across 158.5 meters as

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well as other significant intersections in a total of 8 holes. In addition, the
Company holds additional concessions and/or interests in joint ventures in Honduras and El Salvador.

Glamis is a low-cost, growth-oriented mining company engaged in the open pit mining and extraction of precious metals by the heap leach process. Glamis ended the June 30, 1998 in a strong financial position with working capital of $36.1 million which includes cash of $82.7 million and remains debt free.

GLAMIS GOLD LTD.                               MAR-WEST RESOURCES LTD.

       /s/ DANIEL J. FORBUSH                         /s/ SIMON T. RIDGWAY
----------------------------------             --------------------------------
Daniel J. Forbush                              Simon T. Ridgway
Chief Financial Officer, Treasurer             President
  & Secretary

                        For further information contact:

Daniel J. Forbush                                  Simon T. Ridgway
Glamis Gold Ltd.                                   Mar-West Resources Ltd.
5190 Neil Road, Suite 310                          409 Granville Street #855
Reno, NV 89502                                     Vancouver, BC V6C 1T2
Tel: (702) 827-4600 ext. 103                       Tel: (604) 801-5498
Fax: (702) 827-5044                                Fax: (604) 662-8829
Info@glamis.com: email for requests for investor packets danf@glamis.com: email for questions/correspondence